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                                   EXHIBIT 11

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                           BIOPOOL INTERNATIONAL, INC.
              Statement Regarding Computation of Per Share Earnings
                          Three Months Ended March 31,

                      (in thousands except per share data)




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                                                              1999         1998
                                                             -----        -----
Numerator for basic and diluted earnings
      per share - net income ......................         $  201       $  182
                                                            ======       ======

Denominator:
      Denominator for basic earnings per share -
          weighted-average shares .................          8,541        8,664
      Effect of dilutive securities - employee
          stock options and warrants ..............             25          341
                                                            ------       ------
      Denominator for diluted earnings per share -
          adjusted weighted-average shares ........          8,566        9,005
                                                            ======       ======

Basic earnings per share ..........................         $ 0.02       $ 0.02
Diluted earnings per share ........................         $ 0.02       $ 0.02
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